      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1998

                                                      REGISTRATION NO. 333-38059
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 4


                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                      THE PRIMA GROUP INTERNATIONAL, INC.

             (Exact Name Of Registrant As Specified In Its Charter)

             DELAWARE                            3541                   56-2042959
   (State or other jurisdiction          (Standard Industrial         (IRS Employer
 of incorporation or organization)       Classification Code       Identification No.)
                                               Number)


                      447 S. SHARON AMITY ROAD, SUITE 250
                              CHARLOTTE, NC 28211
                                 (704) 366-0393
            (Address, Telephone No. of principal executive offices)



                             JAMES R. CURRIER, SR.
                      447 S. SHARON AMITY ROAD, SUITE 250
                              CHARLOTTE, NC 28211
                                 (704) 366-0393
             (Name, Address and Telephone No. of Agent for Service)

                            ------------------------
                                   COPIES TO:

                C. RICHARD RAYBURN, JR., ESQ.                                       KEVIN A. CUDNEY, ESQ.
                    W. SCOTT COOPER, ESQ.                                         JONATHAN P. FREEDMAN, ESQ.
                 RAYBURN, MOON & SMITH, P.A.                                         DORSEY & WHITNEY LLP
                 227 W. TRADE ST., SUITE 1200                                  REPUBLIC PLAZA BLDG., SUITE 4400
                     CHARLOTTE, NC 28202                                            370 SEVENTEENTH STREET
                        (704) 334-0891                                              DENVER, CO 80202-5644
                                                                                        (303) 629-3400

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
                            ------------------------
                       CALCULATION OF REGISTRATION FEE

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE          AGGREGATE OFFERING
        BE REGISTERED                REGISTERED (1)            PER SHARE (2)                 PRICE
Common Stock,
  par value $0.01 per share...      2,300,000 shares               $11.00                 $25,300,000

     TITLE OF EACH CLASS               AMOUNT OF
       OF SECURITIES TO               REGISTRATION
        BE REGISTERED                 FEE PAID (3)
Common Stock,
  par value $0.01 per share...         $7,938.45

(1) Includes 300,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.
(3) The Registrant paid $7,938.45 with prior filings of the Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                                            AMOUNT
                                                                                          TO BE PAID
                                                                                          -----------

Registration Fee.......................................................................   $  7,938.45
NASD Filing Fee........................................................................      3,639.50
Nasdaq National Market Listing fee.....................................................     60,000.00
Printing...............................................................................     80,000.00
Legal Fees and Expenses................................................................    225,000.00
Accounting Fees and Expenses...........................................................    225,000.00
Blue Sky Fees and Expenses.............................................................       -0-
Transfer Agent Fees....................................................................      5,500.00
Miscellaneous..........................................................................    192,922.05
                                                                                          -----------
     Total.............................................................................   $800,000.00
                                                                                          -----------
                                                                                          -----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and Officers against liabilities that they may incur in such capacities (plus reimbursement for expenses incurred) including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by
Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholder, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its Directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Registrant has entered into similar indemnity agreements with certain of its key employees.

     At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On July 29, 1997, the Registrant issued 150,000 shares to Mr. James R. Currier, Sr. and 150,000 shares to Mr. Giovanni Ciamaroni for a total consideration of $3,000. The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant. Mr. James R. Currier, Sr. and Mr. Giovanni Ciamaroni have each delivered to the Registrant 149,850 shares (an aggregate of 299,700 shares) for cancellation and they did not receive consideration for the cancellation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


EXHIBIT NO.   DESCRIPTION
-----------   ----------------------------------------------------------------------------------------------------------
    1.1       Form of Underwriting Agreement+
    3.1       Certificate of Incorporation of Registrant+
    3.2       Bylaws of Registrant+
    5.1       Opinion of Rayburn, Moon & Smith, P.A.+
   10.1       Form of Indemnification Agreement with Directors and Officers+
   10.2       Employment agreement with James R. Currier, Sr.+
   10.3       Employment agreement with Gianfranco Carbonato+
   10.4       Employment agreement with Giovanni Ciamaroni+
   10.5       Employment agreement with Michael H. Gilbert+
   10.6       1997 Stock Incentive Plan+
   10.7       Cooperative Manufacturing and Selling Agreement dated July 15, 1997 between Strippit, Inc. and Prima
              Industrie S.p.A.+
   10.8       Supply Agreement dated April 29, 1996, between Atlas Copco Airpower NV and Prima Electronics S.p.A.+
   10.9       Selling and Manufacturing License Agreement dated July 11, 1997 by and between Prima Industrie S.p.A. and
              Beijing Machinery and Electricity Institute.+
   10.10      Form of Revolving Credit and Security Agreement.+
   10.11      Amended Agreement for Co-Development of Laser-on-Line Products and Technology by and among The PRIMA Group
              International, Inc., Prima Industrie S.p.A. and Prima Electronics S.p.A.+
   10.12      Form of Promissory Note and Security Agreement between the Registrant and James R. Currier, Sr.
              A second agreement in substantially the same form will be made between the Registrant and Giovanni
              Ciamaroni.+
   23.1       Independent Auditors' Consent
   23.2       Consent of Counsel (included in Exhibit 5.1)+
   23.3       Rule 438 Consent -- Michael A. Almond+
   23.4       Rule 438 Consent -- W. Edwin McMahan+
   24.1       Powers of Attorney+
   27         Financial Data Schedule+


---------------

+ Previously supplied

(B) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, The PRIMA Group International, Inc., a corporation organized and existing under the laws of the State of Delaware, has duly caused this Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 4th day of May, 1998.


                                         THE PRIMA GROUP INTERNATIONAL, INC.

                                         By: /s/________________________________
                                                   JAMES R. CURRIER, SR.
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                              TITLE                             DATE
------------------------------------------------------  -----------------------------------------------   ---------------

/s/ ______________________________________________      President, Chief Executive, and Director          May 4, 1998
                JAMES R. CURRIER, SR.                     (Principal Executive Officer)

/s/ ______________________________________________      Vice President Finance and Administration,        May 4, 1998
                  MICHAEL H. GILBERT                      Secretary and Treasurer (Principal Financial
                                                          and Accounting Officer)

/s/ ______________________________________________      Executive Vice President, Chief Operating         May 4, 1998
                 GIANFRANCO CARBONATO                     Officer and Director

/s/ ______________________________________________      Vice President Sales and Marketing and Director   May 4, 1998
                  GIOVANNI CIAMARONI

/s/ ______________________________________________      Chairman of the Board of Directors                May 4, 1998
                 GIAN MARIO ROSIGNOLO

/s/ ______________________________________________      Director                                          May 4, 1998
                     MARIO MAURI

/s/ ______________________________________________      Director                                          May 4, 1998
                     HANS WERTHEN

/s/ ______________________________________________      Director                                          May 4, 1998
                    PIO PELLEGRINI